Exhibit 99.2

Consent of Anderson & Strudwick, Inc.

ANDERSON & STRUDWICK, INC.

January 10, 2006

Board of Directors

Community First Financial Corporation

Lynchburg, Virginia

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 18, 2005, to the Board of Directors of Community First Financial Corporation (the “Bank”) regarding the proposed merger transaction contemplated by the Agreement and Plan of Reorganization dated as of October 18, 2005, between American National Bankshares, Inc. and the Bank, included as Appendix II to the Proxy Statement/Prospectus which forms a part of American National Bankshares, Inc.’s Registration Statement on Form S-4 to which this consent is attached as an exhibit (the “Registration Statement”) and to the references in the Registration Statement to our firm and to our opinion under the headings “Summary – Exchange Ratio Fair to Shareholders, According to Financial Advisor,” “The Merger (Proposal 1) – Background of the Merger;” “—Community First’s Reasons for the Merger;” “—Opinion of Community First’s Financial Advisor,” “- Transaction Summary,” “- Selected Transaction Analysis,” “- Discounted Cash Flow Analysis,” “- Relative Stock Price Performance,” “- Selected Peer Group Analysis,” “- Dividend Yield,” “-Contribution Analysis,” “- Financial Impact Analysis,” “- Other Analyses,” and “Appendix II — Opinion of Anderson & Strudwick, Inc.” In giving the foregoing consent, we do not admit (1) that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANDERSON & STRUDWICK, INC.